Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 22, 2012, with respect to the consolidated financial statements of RIGS Haynesville Partnership Co. and subsidiaries as of December 31, 2011 and for the year then ended, which report is included in the Annual Report of Regency Energy Partners LP on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Regency Energy Partners LP on Forms S-3 (File No. 333-163424, File No. 333-163834, File No. 333-169307, File No. 333-169901, and File No. 333-174578) and on Forms S-8 (File No. 333-140088, File No. 333-167082, and File No. 333-178573).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 22, 2012